Exhibit 6.1

EMPLOYMENT AGREEMENT

By and Between

THE NATIONAL UNION BANK OF KINDERHOOK

and

KATHLEEN J. WOLFE

This Employment Agreement (this “Agreement”), which is contingent upon consummation of the Merger, as defined herein, and which shall be effective upon the Effective Time of the Merger (the “Effective Date”), is made and entered into on March 14, 2017, by and between The National Union Bank of Kinderhook, a national banking association (together with its successors and assigns, the “Bank”) and Kathleen J. Wolfe (“Executive”). Any reference to the “Company” hereunder shall mean Kinderhook Bank Corp. (together with its successors and assigns), the parent of the Bank that owns 100% of the Bank.

RECITALS

WHEREAS, the Bank, the Company and Patriot Federal Bank (“PFDB”) have contemporaneously entered into an Agreement and Plan of Merger, dated as of March __, 2017 (the “Merger Agreement”), pursuant to which PFDB will merge with and into the Bank, and the Bank will be the surviving institution (the “Merger”); and

WHEREAS, the parties hereto agree that the Executive’s commitment to the success of the combined institution and the ability of the Bank to retain and build upon the relationships Executive developed with PFDB are important factors in the decision of the Bank and Company to enter into the Merger Agreement; and

WHEREAS, Executive possesses valued experience with, and knowledge about the customers, prospects and relevant banking market served by PFDB; and

WHEREAS, In order to induce Executive to be and remain employed with the Bank, the Bank and Executive desire to set forth in writing the terms of employment.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein contained, it is mutually agreed between the parties hereto as follows:

1.           Services to be Rendered. The Executive will be employed by the Bank to serve as the Bank’s Regional Executive Vice President on a part-time basis which shall not, without Executive’s consent, exceed twenty (20) to twenty-five (25) hours per week by: (1) assisting with the retention of customers; (2) becoming familiar with the Bank’s capabilities, products and services, and making introductions of customers and prospective customers to appropriate Bank employees; (3) visiting centers of influence to introduce and promote the Bank; (4) assisting with customer relationship management on an on-call and as-appropriate basis; (5) serving, when requested, as a community liaison to represent the Bank at events and functions; (6) attending and participating in meetings; (6) providing assistance with conversion of core data processor and other systems as required and, (7) by undertaking such other duties and responsibilities as may be reasonably requested by the Bank’s President and Chief Executive Officer.

2.           Compensation and Benefits. The Bank will pay the Executive at a rate $1,500.00 per week payable bi-weekly beginning on the day following the Effective Date of the Merger and ending six (6) months following such date, unless extended by written mutual consent. Any reasonable expenses incurred by Executive shall be reimbursed upon submission of proper documentation in accordance with the Bank’s standard practices.

Subject to all applicable eligibility requirements, and legal limitations, Executive will be able to participate in any and all 401(k), vacation, medical, life and long-term disability insurance and/or other benefit plans which from time to time may be established for other employees of the Bank.

Executive shall be provided a private office and support staff, computer and other equipment reasonably necessary for the efficient performance of her duties hereunder. Except to the extent that Executive’s duties require her presence at another location, Executive’s duties will be performed at the Bank’s offices in Canajoharie, New York. To the extent Executive is performing duties at another location of the Bank, Executive will be reimbursed for mileage traveled consistent with the Bank’s mileage reimbursement policies in effect at the time.

3.           Term of Agreement. This Agreement is executed in conjunction with the Executive’s simultaneous execution of a Settlement Agreement (the “Settlement Agreement”). The term of this Agreement shall begin immediately upon the Effective Date and shall continue in effect until the six (6) month anniversary of that date unless earlier terminated in accordance with this Agreement or extended by the written mutual agreement of Executive and the Bank.

4.           Termination of Services. The Executive may terminate this Agreement for any reason or for no reason, upon fourteen (14) days prior written notice to the Bank. If the Executive terminates this Agreement, the Bank’s obligation to pay any further compensation to the Executive will cease. If the Bank terminates the Executive for cause, the Bank’s obligation to pay any further compensation to the Executive will cease. If the Bank terminates the arrangement under this Agreement without cause, the Bank shall pay compensation to Executive through the six (6) month anniversary of the Effective Date. For purposes of the foregoing, “cause” shall mean Executive’s termination because of Executive's personal dishonesty, incompetence, willful misconduct, conduct damaging the reputation of the Bank, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful and material violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for cause unless and until there shall have been delivered to her a notice of termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for her, together with counsel, to be heard

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before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying termination for cause and specifying the particulars thereof in detail, including a showing that such conduct has had, or is reasonably likely to have, a material adverse impact on the financial or regulatory condition of the Bank.

5.           Confidentiality.

(A)         Confidentiality. The Executive acknowledges that she may have access to, become acquainted with, and obtain non-public financial information and knowledge relating to the business, financial condition, methods of operation and other aspects of the Bank and its predecessors in interest, its parent, subsidiaries, and affiliates (collectively, “Affiliated Companies”) and their customers, employees and suppliers, some of which are confidential and proprietary (the “Proprietary Information”). The Executive also acknowledges that if she were to disclose the Proprietary Information to any person not related to the Affiliated Companies, or use the Proprietary Information for her or any other person’s advantage, the Executive could substantially detract from the value and business prospects of the Affiliated Companies. Accordingly, the Executive agrees that she will not disclose Proprietary Information to any person, other than directors, officers, employees, accountants, lawyers, advisors, agents, and representatives of, or other persons related to, the Affiliated Companies on a need to know basis in the course of carrying out her duties under this Agreement, except with the prior written approval of the Bank, or except as may be required by law, or pursuant to a subpoena or other validly-issued administrative, regulatory or judicial process. The Executive’s confidentiality obligations shall survive the termination of this Agreement.

(B)         Remedies. The Executive acknowledges and agrees:

(i)          that the provisions of this Section 5 are reasonable and necessary for the protection of the Affiliated Companies, or their successors and assigns, and

(ii)         that the remedy at law for any breach by her of the provisions of this Section 5 will be inadequate and, accordingly, the Executive agrees that in the case of any such breach:

(a)          the Bank, or its successors and assigns, shall be entitled to injunctive relief in addition to any other remedy it may have, and

(b)          the Executive shall forfeit any future payments or benefits to which she might be entitled hereunder.

6.           Materials Owned by Bank. Any compilation of data, work product, and other materials provided or obtained by the Executive in rendering services under this Agreement shall be the property of the Bank.

7.           Entire Agreement. This Agreement, together with the Settlement Agreement, expresses the entire agreement between the Bank and the Executive regarding this matter. This Agreement can only be modified with another written agreement signed by both the Bank and the Executive.

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This Agreement shall be binding upon the Bank and the Executive and their respective heirs, legal representatives, and successors in interest.

8.           Governing Law. This Agreement shall be interpreted according to the laws of the State of New York.

THE NATIONAL UNION BANK	KATHLEEN J. WOLFE
OF KINDERHOOK

/s/John A. Balli	/s/Kathleen J. Wolfe
John A. Balli	Kathleen J. Wolfe
President and Chief Executive Officer

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